EXHIBIT 23.2

Independent Auditors' Consent

     We consent to the incorporation by reference in Registration Statements Nos. 333-02245, 333-42010, 333-50809, 333-86846, 33-17530, 33-28118 and 33-78102 on Form S-8 and Registration Statement Nos. 333-26009 and 333-88122 on Form S-3 of Photronics, Inc. of our report dated December 6, 2002, June 25, 2003 as to Note 21 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company changing its method of accounting for goodwill and other intangible assets and the revision described in Note 21) appearing in this Annual Report on Form 10-K/A of Photronics, Inc. for the year ended November 3, 2002.

/s/ Deloitte & Touche LLP Hartford, Connecticut June 25, 2003